Life Partners, Inc. Named as
Exclusive Investment Advisor to Third Life Settlements Fund

WACO, TX - 15 October 2007 -- Life Partners Holdings, Inc., (NASDAQ GM: LPHI - BERLIN: LPQ) announced today the reappointment of its operating subsidiary, Life Partners, Inc., as the exclusive investment advisor for a third closed-end life settlements fund.

The fund, entitled the “Life Partners Investment Fund Ltd.,” is registered in St. Vincent and will be managed by Life Partners Management, Ltd. through the firm’s representative office in Liechtenstein. The fund is the third closed-end life settlements fund established by the firm. Life Partners served as advisor to the prior funds. Life Partners acts only as an advisor to the fund and is not an owner or manager of the fund.

The fund will be available to investors throughout Europe, the Middle East and the Caribbean through several of Europe’s leading financial advisors. The fund’s auditors are BDO Visura in Zurich Switzerland.

The fund anticipates raising up to $100 million USD with provisions for subsequent funds. It is open to all non-US institutional investors as well as high net worth individuals and will be denominated in US dollars. All three funds are currently listed on both Bloomberg and Reuters business information services.

Commenting on the launch of the Life Partners Settlements Fund, firm director Stephen Gillman Singer, said "We’ve enjoyed great success with our past two funds and look forward to working with Life Partners again as our exclusive fund advisor. There is growing recognition in the international investment community of life settlements as a new alternative investment. Life Partners is the only company which has the financial transparency, reliability and experience that our investors expect from a life settlement provider.”

Life Partners Chairman, Brian Pardo said, “We are very pleased to add this new fund to our growing list of institutional clients. It is our goal to bring value to all of our investor clients and, being selected as fund advisor for a third time by the principals tells me we are delivering that value.”

Safe Harbor - With regard to Life Partners, Inc. and Life Partners Holdings, Inc., this press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and the value of our new contract signings, backlog and business pipeline, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

For enquiries on the Life Settlements Fund, Ltd. please contact:

Stephen Gillman Singer, Director
Pflugstrasse 28
P.O. Box 1143
9490 Vaduz
Liechtenstein
Tel:  +423 237 62 84
Fax: +423 237 62 85
email: info@lifepartnersfunds.com
website: www.lifepartnersfunds.com

For enquiries on Life Partners, Inc. please contact:

Shareholder Relations: (254) 751-7797
e-mail: info@lifepartnersinc.com
website: www.lphi.net